UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2014

Mobivity Holdings Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-53851	26-3439095
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

58 West Buffalo Road, Suite 200
Chandler, AZ 85225
 (Address of principal executive offices) (zip code)

(866) 622-4261
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On January 15, 2014, Mobivity Holdings Corp. (the “Company”) entered into a non-binding letter of intent to acquire Smart Receipt, Inc. (“Smart Receipt”), a Santa Barbara, California based marketing solutions company whose software products transform traditional retail transaction receipts into "smart" receipts that feature coupons and special offers for consumers.

Pursuant to the letter of intent, the Company proposes to acquire all of the assets or capital stock of Smart Receipt in exchange for:

•	the Company’s payment at closing of $2 million of cash;
•
the Company’s issuance at closing of a number of shares of Company common stock equal to 100% of Smart Receipt’s revenue for the twelve-month period preceding the close of the transaction divided by the volume weighted average trading price of the Company’s common stock for the 90 trading days preceding the close; and

•
The Company’s earn-out payment of 200% of the “eligible revenue” of the Company over the 12 month period following the close of the transaction (“earn-out period”).  The “eligible revenue” will consist of: 100% of Company revenue derived during the earn out period from the sale of Smart Receipt products and services to certain Smart Receipt clients as of the close (the “designated Smart Receipt clients”); plus 50% of Company revenue derived during the earn out period from the sale of Company products and services to the designated Smart Receipt clients, plus 50% of the Company revenue derived during the earn out period from the sale of Smart Receipt products and services to Company clients who are not designated Smart Receipt clients.  The earn-out payment will be payable, at the Company’s option, in cash or common shares of the Company no later than the 90th day following the end of the earn-out period.

In connection with the letter of intent, the Company has agreed to loan Smart Receipt $150,000.  The loan will bear interest at the rate of ten percent (10%) per annum, compounded monthly, and all interest and principal is due and payable on the nine month anniversary of the loan or a change of control of Smart Receipt, whichever occurs first.  Smart Receipt’s obligations under loan will be secured by a lien on all of the assets of Smart Receipt.

The letter of intent provides that Smart Receipt will have liabilities as of the close of no more $362,205, exclusive of the loan obligation to the Company described above.  The letter of intent provides that the Company’s acquisition of Smart Receipt will be conducted pursuant to definitive acquisition agreements that will include customary representations, warranties, and covenants by the Company and Smart Receipt, including the indemnification of the Company by certain principal owners of Smart Receipt for any breach by Smart Receipt of its representations, warranties or covenants contained in the definitive agreements.  The letter of intent provides that 50% of the shares issuable to Smart Receipt or its shareholders will be placed into an escrow for a period of 12 months and will be subject to cancellation based on indemnification claims of the Company.

The letter of intent entered into by the Company and Smart Receipt is non-binding, however it does provide the Company with a 30 day exclusive dealing period during which Smart Receipt has agreed not to engage in discussions with others concerning a change in control transaction.  The closing of the transactions under the letter of intent are subject to several material conditions, including the Company’s due diligence review of Smart Receipt; the parties’ negotiation and execution of definitive agreements; the Company’s ability to acquire at least $2 million of additional funding with which to consummate the Smart Receipt acquisition; and the approval of the acquisition and related definitive agreements by the board of directors of the Company.  While the parties propose to close the transaction by February 16, 2014, there can be no assurance that the conditions to closing will be satisfied or that the parties will otherwise consummate the transactions contemplated by the letter of intent.

On January 21, 2014, the Company issued a press release concerning the letter of intent with Smart Receipt.  The press release is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is filed with this report:

Exhibit No.	Description	Method of Filing

99.1	Press release dated January 21, 2014 announcing the Smart Receipt letter of intent.	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBIVITY HOLDINGS CORP.

January 23, 2014	By:	/s/ Dennis Becker
Dennis Becker, Chief Executive Officer